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                                                     Exhibit 10.12


  Description of the Ceridian Corporation Annual Executive Incentive Plan


     The Company's Annual Executive Incentive Plan provides yearly cash bonuses to Company executives, although the Board's Compensation and Human Resources Committee (the "Committee") may, in its discretion, permit individuals to elect to receive part or all of their annual bonus in the form of stock options rather than cash. The annual determination of an individual executive's target bonus, expressed as a percentage of base salary, is based on a subjective assessment by the Committee of the responsibilities of the position, competitive practice and the Committee's desire to give greater weight to performance-based compensation at higher levels of responsibility within the Company.

     For 1995, target bonus percentages for executive officers ranged from 35% to 65% of base salary, with the maximum possible bonus generally one and one-half times the target amount and the threshold bonus one-half of
the target  amount.   Of the  total potential  bonus,  80% consisted  of a
financial component, and 20% was based on a subjective assessment of the executive's individual performance in the areas of quality improvement and fostering work force diversity. The financial component consisted of a requirement that the Company achieve a specified level of earnings per share ("EPS") during 1995 and, for executive officers assigned to operating units, a requirement that the operating unit achieve specified financial goals, generally a specified level of pre-tax earnings. With respect to the financial component, bonus payments at, above or below the target percentages could be made depending on whether the financial performance of the Company (and, if applicable, the business unit to which the executive is assigned) met, exceeded or fell short of the applicable targeted financial goal. The targeted financial component of the bonus would be payable if budgeted earnings were achieved, but no bonus would be payable if an earnings threshold amount were not achieved. The Committee retains discretion to exclude the financial impact of unusual or extraordinary events from the calculation of the financial component of annual bonuses, and in 1995 excluded the impact of fourth quarter charges related to the Company's acquisition of Comdata. For 1995, payment of the financial and non-financial components of the annual incentive program ranged from below target to superior for the executive officers, resulting in bonus payments for executive officers ranging between 30% and 97.5% of base salary.

     The Committee also retains discretion to supplement an executive's annual incentive bonus if, in its judgment, such an action is warranted in individual circumstances. In 1995, such supplemental bonuses were paid to three executive officers.